State of Delaware
Secretary of State
Division of Corporations
Delivered 01:43 PM 11/05/2008
FILED 01:05 PM 11/05/2008
SRV 081093134 - 4619492 FILE

CERTIFICATE OF FORMATION
OF
LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is EMISSARY CAPITAL GROUP, LLC

SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name of its registered agent at such address is The Company Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 5th day of November, 2008.

The Company Corporation, Organizer

By: /s/ Margaret Dennis
Margaret Dennis
Assistant Secretary